Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As registered independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our of our report dated March 17, 2008, relating to the consolidated financial statements of Environmental Power Corporation and subsidiaries, and our report, dated March 17, 2008, relating to management’s report on the effectiveness of internal control over financial reporting, which reports appear in Environmental Power Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007, and to all references to our Firm, included in or made a part of this Registration Statement on Form S-3.

/s/ VITALE, CATURANO & Co., Ltd.

Vitale, Caturano & Co., Ltd.

Boston, Massachusetts

September 10, 2008